Exhibit 4.2

Samoyed Holding Limited -XXX--X-INCORPORATED IN THE CAYMAN ISLANDS SHARE CERTIFICATE AUTHORISED CAPITAL: xxxxxxxxxxxxxxxx;xxxxxxxxxxxxxxxxxxxxxxxxxxxxxx xxxxxx This is to certify that Of xxxx:xxxxxx is the registered holder of fully paid and non-assessable, subject to the rules and laws governing the administration ofth \! Company. Given under the Common Seal of the said Company This day of 2018 The Common Seal of the Company was hereunto affixed in the presence of Director